Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-63699, No. 333-67535, No. 333-89551, No. 333-89505, No. 333-35996 and No. 333-125881) and Form S-3 (No. 333-156944, No. 333-100701, No. 333-60877 and No. 333-30497) of C&F Financial Corporation of our reports, dated March 3, 2010, relating to the audits of the consolidated financial statements and internal control over financial reporting of C&F Financial Corporation and Subsidiary, included in the Annual Report on Form 10-K of C&F Financial Corporation for the year ended December 31, 2009.

/s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia

March 3, 2010